United Bancshares

Dividend

Reinvestment

Plan

INTRODUCING DIVIDEND

REINVESTMENT TO SHAREHOLDERS OF

UNITED BANCSHARES

As a record or beneficial shareholder, you qualify for special purchases of additional common shares, without par value (the “Common Shares”), of United Bancshares (the “Company”) through a service offered by Fifth Third Bank (the “Administrator”) called the DIVIDEND REINVESTMENT PLAN (the “Plan”). Beneficial owners of stock whose shares are held in registered names other than their own, such as trustees, bank nominees, or brokers, must arrange for the holder of record to participate in the Plan or have the shares transferred to their own name before enrolling in the Plan.

DIVIDEND REINVESTMENT AND CASH CONTRIBUTIONS

The Plan is a convenient way for you to have your quarterly cash dividends automatically reinvested for you in additional Common Shares of the Company. The Plan is also a convenient way for you to purchase additional Common Shares through voluntary cash contributions on a monthly basis (“monthly cash contributions”).

The Plan provides you with a potential savings in brokerage commissions. The Administrator will combine your dividends and monthly cash contributions with those of other participating shareholders (”Participants”) and will make bulk purchases of Common Shares of the Company periodically as needed to satisfy demand under the Plan. Any reduction in commission costs on each purchase will be passed on to all Participants.

The Plan offers you the opportunity to:

•

invest dividends and monthly cash contributions in full and fractional Common Shares

•

realize the long-range benefit of dollar-cost averaging

•

reduce your brokerage commission costs

QUESTIONS & ANSWERS ABOUT THE DIVIDEND REINVESTMENT PLAN

How does it work?

The Administrator will act as agent for all Participants. The Administrator will accumulate all dividend and monthly cash contribution monies until a bulk purchase of Common Shares is made. After the purchase (at least once each month that a dividend is paid), the Administrator will credit your account with your proportionate number of full and fractional Common Shares.

What is a bulk purchase and how does it benefit me?

A bulk purchase is when the Administrator purchases Common Shares for all Participants in a single transaction. Because purchases for Participants in the Plan are consolidated, brokerage costs may be lower than would be the case if Participants made individual purchases.

What else does the Administrator do?

Beyond buying your Common Shares in a bulk purchase, the Administrator will act as custodian of your Common Shares until you terminate your participation in the Plan or request in writing that the Administrator issue certificates to you for any whole Common Shares in your account. This protects you against loss, theft or accidental destruction of your certificates, The Administrator also sends you a confirmation of each transaction with a detailed statement of your account, including the number of full and fractional Common Shares that you own to three decimal places.

Do I retain all shareholder rights with respect to Common Shares purchased for me under the Plan?

Yes, you receive stock splits and stock dividends. For proxy purposes, all Common Shares acquired under the Plan may be voted by you.

Is there a fee for the service?

Yes. You pay a nominal service fee for the Administrator’s costs related to record-keeping, handling and custody. The fee is 5% per automatic dividend reinvestment (maximum of $3.00), a flat fee of $5.00 per voluntary cash investment and a flat fee of $2.50 per ACH deduction from checking or savings for monthly cash contribution. Also, there is a $25.00 charge for any returned check or insufficient funds. The fee for any duplicate statement(s) needed is $10.00 per year requested. These fees are in addition to any brokerage commissions.

What does the Administrator do with cash dividends paid on Common Shares it has purchased for my account?

Cash dividends on Common Shares acquired through the Plan are automatically used to purchase additional full and fractional Common Shares for your account at no charge to you other than the Administrator’s fee as described above and your share of brokerage commissions.

What is the purpose of the Plan’s safekeeping service for certificates and how does it work?

The purpose of the Plan’s safekeeping service is to permit Participants to deposit United Bancshares Common Stock certificates into the Plan. Shares deposited for safekeeping will be transferred into the name of the Plan’s nominee and credited as book entry to the Participant’s account under the Plan. Thereafter, the shares will be held by the Plan. This service eliminates the risk of loss, theft, or destruction of the certificates.

How do I make a voluntary cash investment?

After you have opened your United Bancshares Plan account, you may buy additional shares (including fractional shares) by check or money order as often as monthly. You may also arrange for automatic monthly purchases from your bank checking or savings account. Under either method, each purchase you make may be for a minimum of $50.00 up to a maximum of $2,000.00 per month. Use the form enclosed with your plan statement or call Fifth Third Bank for additional forms. To make an additional investment, you will need to follow one of the following payment procedures:

•

You may pay by check or money order payable to “Fifth Third Bank” in U.S. dollars, drawn on a U.S. bank, in the amount of the voluntary cash investment, plus the $5.00 transaction fee. [No interest will be earned on these funds held by the agent prior to their investment.] Third party checks and foreign checks will not be accepted and will be returned to the sender. Please do not send cash. Send the completed form and payment to Fifth Third Bank. This check must be received no later than 12:00 noon E.S.T. three business days before the investment date. Checks received after this date will purchase shares on the succeeding investment date. The investment date is the 15th of each month, or the following business day, unless it is the month in which a dividend pays, then, in that month, it will be the dividend payable date.

•

Alternatively, you may elect to have funds automatically withdrawn every month from your checking or savings account at a qualified financial institution. There will be a $2.50 processing charge for each transaction. You may elect the automatic cash withdrawal option by simply completing and signing an automatic debit enrollment form, providing the necessary information, together with a voided blank check or checking/savings account deposit slip, and designating the amount, account number and U.S. bank routing number from which the funds are to be withdrawn each month. Automatic debit enrollment forms are available by calling Fifth Third Bank. If you elect this automatic debit feature, funds will be withdrawn from your bank account on or about the 5th business day prior to the investment date. Allow four to six weeks for the initial withdrawal. You may change the amount of money or terminate an automatic monthly withdrawal of funds by submitting a new automatic debit enrollment form.

Funds received as voluntary cash investments will be invested in United Bancshares common stock on or about the investment date.

Can I discontinue participation in the Plan at any time?

Yes, you may withdraw in whole or in part from the Plan at any time, except that the processing of any request for withdrawal received between (2) days before the record date for the next dividend payment and the dividend payment date will be deferred until as soon as practicable after that dividend payment date.  You will promptly receive a certificate for your full Common Shares and a check for the net proceeds of the sale of your fractional Common Share interest.

May I sell shares I hold in my Plan account?

Yes. Shares held in your account may be sold on your behalf by completing and submitting the Other Transactions Form portion of the reinvestment account statement. Fifth Third Bank (through the independent agent) will cause your shares to be sold on the open market on the Friday following its receipt of the Other Transactions Form (or the next business day if the markets are closed or a bank holiday) (the “sale date”), provided that the request is received at least three business days prior to the sale date. Fifth Third Bank will send you a check for the proceeds, less an administrative service charge of $12.50 plus commissions. You will not receive interest on sales proceeds held pending disbursement.

No sale of shares or terminations from your account will take place between the record date and payable date of a dividend payable on United Bancshares common stock. All sale and termination requests received during this time period will be processed as soon as possible following the allocation of the dividend.

Please bear in mind that your account is not a market timing investment vehicle. The price of United Bancshares common stock may rise or fall during the period between a request for sale, its receipt by Fifth Third Bank, and the ultimate sale on the open market. Instructions sent to Fifth Third Bank to sell shares are binding and may not be rescinded. Should you elect to sell all or a portion of your shares, we will mail you a Form 1099-B for the gross proceeds of your sale shortly after the close of each calendar year.

HOW DO I PARTICIPATE?

Complete and mail an Authorization Form to:

United Bancshares

c/o Fifth Third Bank

Dividend Reinvestment Plan

38 Fountain Square Plaza-MD10AT66

Cincinnati, Ohio 45202

You may also telephone Fifth Third Bank toll free at 1-800-837-2755. Customer service representatives are available between the hours of 8 AM. and 5 P.M. Eastern Standard Time, Monday through Friday; automated information available 24 hours a day, 7 days.

If you need additional materials or have any inquiries, please direct them to the address above.

TERMS & CONDITIONS OF PARTICIPATION IN THE

DIVIDEND REINVESTMENT PLAN

1.

FREQUENCY, MANNER AND EFFECT OF INVESTMENT BY A PARTICIPANT

A Participant may elect to invest all or a portion of cash dividends on the Participant’s Common Shares of the Company. Each reinvestment of cash dividends shall be made by the Administrator as soon as practical and in any event not more than 30 days after the payment of the dividends to the Administrator. The Administrator will continue to reinvest all cash dividends received by it on behalf of the Participant until participation is terminated as provided in Item 11 below. A Participant may also elect to make a voluntary cash investment in any given month.

The minimum voluntary cash investment permitted is $50.00 and the maximum is $2,000.00. Voluntary cash investments of less than $50.00 and all amounts in excess of the $2,000.00 limit will be returned to the Participant. Voluntary cash investments must be in United States dollars, payable to “Fifth Third Bank,” and must be good funds for immediate deposit. Payment may be by check or money order or by automatic debit feature. All voluntary cash investments must be sent directly to the Administrator. Please use the stub and return envelope provided with your statement. The Administrator must receive the monthly cash contributions no later than 3 business days prior to the investment date for any particular month or 5 business days prior to the investment date if payment is made through an automatic debit feature. The investment date is the 15th of each month, or the following business day, unless it is the month in which a dividend pays, then in that month it will be the dividend payable date. If the Administrator receives a monthly cash contribution less than 3 business days (or 5 business days) prior to the investment date it shall be held and invested on the next investment date. A Participant’s account will be adjusted to reflect the additional shares purchased on the settlement date. The settlement date is the third business day following the investment date or, if later, the date on which the Administrator purchases sufficient shares to satisfy the demands of the Participants in that month.

A Participant may obtain the return of a voluntary cash investment if the Administrator receives written notice from the Participant no later than 72 hours prior to the investment date. Upon receipt of such notice, the Administrator shall promptly return the voluntary cash investment to the Participant in full. However, no refund for a check or money order will be made until the Administrator has actually received the funds.

Shareholders become Participants for dividend reinvestment and investment of voluntary cash investments only if they have been enrolled in the Plan five business days prior to the record date for payment of cash dividends. The Administrator reserves the right to exclude a shareholder from participating in the Plan if the shareholder resides in a jurisdiction having laws or regulations that impose conditions upon the Plan that are unacceptable to the Company.

2.

FREQUENCY AND MANNER OF PURCHASES OF COMMON SHARES BY THE ADMINISTRATOR

As agent for the Participant, the Administrator will apply all funds received by it on behalf of the Participant (after deducting the charges for services referred to in Item 11 hereof) to the purchase of Common Shares of the Company for the account of the Participant. Funds will be applied to a bulk purchase of Common Shares of the Company as soon as practical and in any event not more than 30 days after the investment date. The Administrator may make such purchases on any securities exchange where such Common Shares are traded, in the over-the-counter market, or in negotiated transactions. The Company will have no ability to influence the times at which, the prices at which, the manner in which, or the brokers through whom the purchases are made. The Administrator will purchase Common Shares only from Broker-Dealers that are properly registered in all of the states in which Participants reside. No Common Shares will be purchased from the Company. The Company will perform only clerical and ministerial functions, including forwarding dividends to the Administrator in connection with the Plan. In making purchases for a Participant’s account, the Administrator will combine the Participant’s funds with those of other Participants.

3.

PRICE TO PARTICIPANT

The price at which the Administrator shall be deemed to have acquired Common Shares for the Participant’s account shall be the average price (including brokerage commissions) of all Common Shares purchased by the Administrator for Participants with respect to each bulk purchase effected by the Administrator for an investment date in accordance with Item 2 above. For example, if the Administrator makes 3 bulk purchases in order to acquire a sufficient number of shares to satisfy the demands of Participants for an investment date, the price to the Participant will be the average price of those three purchases.

4.

CUSTODY OF COMMON SHARES AND ISSUANCE OF SHARE CERTIFICATES

The Administrator will segregate and hold Common Shares of all Participants in the name of its nominee. No share certificates will be issued to a Participant unless the Participant requests such certificates in writing or terminates participation as hereinafter provided. No certificates for fractional Common Shares will be issued; however, fractional Common Shares purchased for the account of the Participant and dividends and distributions on such fractional Common Shares will be credited to the Participant’s account.

5.

SAFEKEEPING SERVICE FOR COMMON STOCK CERTIFICATES

At no cost, participants who wish to deposit their certificates of United Bancshares Common Stock into the Plan must provide a letter of instruction and return it to the Administrator, together with United Bancshares Common Stock certificates registered in their names. The risk of loss and title to the certificate surrendered shall pass only upon actual and proper delivery by mail of such certificate(s) to the Administrator at the address provided herein.

6.

STATEMENTS TO PARTICIPANTS

Easy to read statements of your year-to-date account activity will be sent to you after each additional investment, dividend reinvestment or sale of shares. Each statement will show the amount invested, the purchase or sale price of United Bancshares transactions, the number of shares purchased or sold and certain Plan fees, as well as any activity associated with share deposits or withdrawals. Please notify Fifth Third Bank promptly in writing if your address changes.

As a United Bancshares Shareholder, you will receive copies of the same communications sent to all other holders of United Bancshares common stock, such as annual reports and proxy statements. You will also receive any Internal Revenue Service information returns, if required. Please retain all transaction statements for your records. The statements contain important tax and other information. You will be charged a fee of $10.00 if you require a duplicate statement.

7.

STOCK DIVIDENDS AND STOCK SPLITS

Any Common Shares representing stock dividends or stock splits distributed by the Company on Common Shares held by the Administrator for the Participant’s account will be credited to the account of the Participant.

8.

RIGHTS TO PURCHASE COMMON SHARES OR OTHER SECURITIES

If the Company should make available to its shareholders rights to purchase additional Common Shares or other securities, the Administrator will sell such rights accruing to the Common Shares held by the Administrator for the Participant’s account and will apply the net proceeds of such sale to the purchase of Common Shares in accordance with Item 2 above. Any Participant who desires to exercise his rights to purchase additional Common Shares or other securities pursuant to any rights offering must request that the Administrator issue certificates for his Plan shares to him so that the rights to purchase additional securities accruing to such certificates will flow directly to him.

9.

VOTING OF COMMON SHARES HELD BY ADMINISTRATOR

In connection with any matters to be voted upon by shareholders, the Administrator will vote any Common Shares that it holds for you, as a Participant, in accordance with the instructions returned by you.

10.

OTHER INFORMATION TO BE FURNISHED TO PARTICIPANTS

The automatic reinvestment of dividends under the Plan does not relieve the Participant of any income tax which may be payable on such dividends. The Administrator will provide the Participant annually with information for tax purposes with respect to the dividends on the Common Shares held by the Administrator for the Participant’s account and 1099B reporting on sale of whole or fractional shares. As soon as practical after the date of distribution of any stock dividend or shares resulting from a stock split, the Administrator will furnish the Participant with a statement reflecting such transaction. Please keep your statement for cost basis tax calculations. Talk with your personal tax advisor regarding cost basis.

11.

TERMINATION

A Participant may terminate his participation in the Plan at any time by notice in writing to the Administrator, and the Administrator may terminate the Plan upon notice in writing mailed to each Participant. The Administrator must receive such notice of termination five business days prior to the dividend record date in order for such notice to be effective as to that dividend. The termination notice sent to a Participant shall be effective as to a dividend record date if sent at least five business days prior thereto. No sales or certificates will be processed between record date and payable date of a dividend.

In the event of termination by either the Administrator or the Participant, the Administrator will send the Participant certificates for the full Common Shares in the account. The Participant may sell all or some of the shares held in your account at the market price on the date of sale. Sale dates are on each Friday of each month, or the next business day if Friday is a day the markets are closed or a bank holiday. A transaction fee of $12.50, plus commissions, will be deducted from the sale proceeds. (Please note: no sales will take place between record date and payable date of a dividend).

The Administrator will send the certificates or cash to the Participant within 30 days of receipt of the termination notice.

12.

SERVICE CHARGES PAYABLE BY PARTICIPANT

The charges for the services of the Administrator rendered to a Participant hereunder shall be 5% per automatic dividend reinvestment (maximum of $3.00), a flat fee of $5.00 per voluntary cash investment and a flat fee of $2.50 per ACH deduction from checking or savings for monthly contributions. These fees are in addition to and separate from brokerage commissions. No change will be made in the Administrator’s service charge without at least 30 days’ prior written notice to each Participant. In the event that any check or other deposit is returned unpaid for any reason or your designated bank account does not have sufficient funds for an automatic debit, Fifth Third Bank will consider the request for investment of that purchase null and void and will immediately remove from your account any shares already purchased in anticipation of receiving those funds. If the net proceeds from the sale of those shares are insufficient to satisfy the balance of the uncollected amounts, Fifth Third Bank may sell additional shares from your account as necessary to satisfy the uncollected balance. There is a $25.00 administrative charge for any check or other deposit that is returned unpaid by your bank. This fee will be collected by Fifth Third Bank through the sale of the number of shares from your account necessary to satisfy the fee. The fee for any duplicate statement(s) needed is $10.00 per year requested.

Brokerage expenses of Fifth Third Bank in connection with its administration of the Plan will be passed through to the Participants on a pro rata basis.

13.

RESPONSIBILITIES OF THE ADMINISTRATOR

The Administrator shall not be liable for any acts done in good faith or for any good faith omission to act, including, without limitation, any claims of liability (a) arising out of failure to terminate the Participant’s account on the death of such Participant prior to receipt of written notice by the Administrator of such death; (b) with respect to the price or prices at which Common Shares are purchased or sold for the Participant’s account; (c) concerning the times the purchases or sales are made; and (d) with respect to the value of the Common Shares acquired for the Participant’s account.

You may contact Fifth Third Bank by writing to:

United Bancshares

c/o Fifth Third Bank

38 Fountain Square Plaza, MD 10AT66

Cincinnati, Ohio 45202

You may also telephone Fifth Third Bank toll free at 1-800-837-2755. Customer service representatives are available between the hours of 8 A.M. and 5 P.M. Eastern Standard Time, Monday through Friday; automated information available 24 hours a day, 7 days.

14.

AMENDMENT OF THE PLAN

The Company may amend the terms of the Plan at any time. No amendment will be effective until 30 days after written notice of such amendment has been sent to the Participants.